Exhibit 10.6.3

November 21, 2011

Craig Jelinek

999 Lake Drive

Issaquah, WA 98027

Dear Craig:

This letter agreement confirms the terms of your employment with Costco Wholesale Corporation (the “Company”):

1.	Employment. The Company employs you as its Chief Executive Officer and President.

2.	Employment Term. The terms of this letter agreement cover the period January 1, 2012, through September 2, 2012, unless otherwise terminated as provided below. The parties may renew this letter agreement from year-to-year upon agreement.

3.	Salary and Benefits.

(a)	You will receive a annual base salary of $650,000 prorated for the period of the agreement. The base salary will be paid to you in accordance with the Company’s standard payroll practices.

(b)	You will be eligible for a bonus of up to $200,000. The amount of any bonus will be determined by the Board of Directors or the Compensation Committee, and will be paid to you in accordance with the Company’s standard practices.

(c)	You have previously received an award of 50,000 RSUs for fiscal 2012, which is subject to performance conditions determined by the Compensation Committee.

(d)	You will be eligible to participate in the Company’s employee benefit programs, in accordance with the terms and conditions of those programs.

4.	Termination. The Company will have the right to terminate your employment at any time for “cause,” as determined under applicable law and policies of the Company. You may terminate your employment at any time upon not less than sixty (60) days prior written notice.

5.	Miscellaneous. This letter agreement represents our complete agreement on these subjects. We can only amend this letter agreement by signing a written amendment. This letter will be governed by Washington law in all respects.

If you agree with the terms contained in this letter, please sign the enclosed copy of this letter and return it to me.

Acknowledged and agreed:		Sincerely, Compensation Committee of the Board of Directors of Costco Wholesale Corporation

/s/ CRAIG JELINEK	By:	/s/ BENJAMIN S. CARSON
Craig Jelinek Dated: 11-30-11		Benjamin S. Carson, Sr., M.D., Chair